Exhibit 99.2

X4 Pharmaceuticals Announces Appointment of Industry Veteran Mark Baldry as Chief Commercial Officer

A seasoned leader in the launch of rare and specialty pharmaceuticals, Mr. Baldry is expected to join X4 on November 3, 2022

BOSTON – October 26, 2022 - X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a leader in the discovery and development of novel small-molecule therapeutics to benefit people with diseases of the immune system, today announced the appointment of Mark Baldry to the position of Chief Commercial Officer. In this key role, Mr. Baldry will lead all pre-commercial and product launch efforts for the company’s lead therapeutic candidate, mavorixafor, a small molecule being developed as a once-daily oral therapy for chronic neutropenic disorders, including WHIM syndrome.

“We are thrilled that Mark has committed to join us at X4,” said Paula Ragan, Ph.D., President and Chief Executive Officer of X4 Pharmaceuticals. “With more than 30 years of experience building high-performing commercial teams and developing effective global strategies to successfully launch new therapeutics into both rare disease and specialty markets, Mark is the perfect fit for the company as we continue to advance mavorixafor towards commercialization in multiple chronic neutropenic disorders.”

Mr. Baldry commented on his appointment: “This is a very exciting time to be joining X4, as they prepare to reveal Phase 3 data from the mavorixafor 4WHIM pivotal clinical trial. Throughout my career, I have been drawn to therapeutic areas where I believe novel candidates can have a significant impact on patients and their caregivers. Given the previously reported Phase 2 data in WHIM and the recently reported Phase 1b data in chronic neutropenia, I believe mavorixafor has the potential to not only become the first therapy for people with WHIM syndrome, but also to become a new standard of care for those with chronic neutropenic disorders who face considerable challenges with currently available therapies. I’m looking forward to working with the entire X4 team to help realize the potential of mavorixafor and make a real difference in people’s lives.”

Mr. Baldry’s previous roles include Chief Commercial Officer of Freeline Therapeutics Holdings, Chief Commercial Officer of Wave Life Sciences, and Vice President, Global Marketing and then Senior Vice President, Global Marketing & Commercial Operations at Amicus Therapeutics. In these roles, he was responsible for building and executing on global commercial strategies to support successful launches of innovative medicines in orphan diseases, including the first oral chaperone therapy for the treatment of Fabry disease. Throughout his earlier career, Mr. Baldry held multiple leadership positions at Biogen Inc., including Vice President, Public Affairs and Vice President, New Product Commercialization, and at the Human Genetic Therapies division of Shire Pharmaceuticals, where he served as Head of Global Strategic Marketing and Head of Marketing, Market Access and Public Affairs, Europe, Middle East, and Africa. Mr. Baldry received a BSc in Genetics from York University (U.K.) and an MBA from Concordia University (Canada).

Exhibit 99.2
About X4 Pharmaceuticals
X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company leading the discovery and development of novel therapies for people with diseases of the immune system. Our lead clinical candidate is mavorixafor, a first-in-class, small molecule antagonist of chemokine receptor CXCR4 that is being developed as a once-daily oral therapy. Due to mavorixafor’s ability to antagonize CXCR4 and improve the mobilization of white blood cells, we believe that mavorixafor has the potential to provide therapeutic benefit across a wide variety of immune system diseases, including a range of chronic neutropenic disorders and certain types of cancer. The efficacy and safety of mavorixafor are being evaluated in a global Phase 3 clinical trial in patients with WHIM syndrome, a rare, primary immunodeficiency disease typically caused by genetic mutations in the CXCR4 receptor gene. We are also studying mavorixafor in two Phase 1b clinical trials – one in patients with chronic neutropenic disorders including congenital, idiopathic, and cyclic neutropenia, and one concurrently with ibrutinib in patients with Waldenström’s macroglobulinemia (WM), a rare B-cell lymphoma. Further clinical development of mavorixafor in WM will now be subject to completing a strategic partnership as we focus our resources on advancing mavorixafor for the benefit of patients with chronic neutropenic disorders. We continue to leverage our insights into CXCR4 biology at our corporate headquarters in Boston, Massachusetts and at our research facility in Vienna, Austria. For more information, please visit our website at www.x4pharma.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, statements regarding the clinical development and therapeutic potential of mavorixafor. Any forward-looking statements in this press release are based on management's current expectations and beliefs. Actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, on account of uncertainties inherent in the initiation and completion of clinical trials and clinical development; the risk that trials and studies may not have satisfactory outcomes; the risk that the outcomes of preclinical studies or earlier clinical trials will not be predictive of later clinical trial results; the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials; the potential adverse effects arising from the testing or use of mavorixafor or other product candidates; the risks related to X4’s ability to raise additional capital, and other risks and uncertainties, including those described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2022, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

Contacts:
Daniel Ferry (investors)
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

Cherilyn Cecchini, MD (media)
LifeSci Communications
ccecchini@lifescicomms.com